Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-177533

BMC SOFTWARE, INC.

FINAL TERM SHEET

November 13, 2012

Issuer:	BMC Software, Inc.

Security Type:	Senior Unsecured Notes

Principal Amount:	$300,000,000

Maturity:	December 1, 2022

Coupon (Interest Rate):	4.500%

Price to Public (Issue Price):	99.232%

Yield to Maturity:	4.596%

Benchmark Treasury:	1.625% due November 15, 2022

Spread to Benchmark Treasury:	+300 basis points

Benchmark Treasury Price and Yield:	100-08+; 1.596%

Interest Payment Dates:	December 1 and June 1 of each year, beginning on June 1, 2013

Redemption Provision:	In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 45 basis points

CUSIP / ISIN:	055921 AC4 / US055921AC48

Trade Date:	November 13, 2012

Settlement Date:	November 16, 2012 (T+3)

Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC

Co-Managers:	Deutsche Bank Securities Inc. RBS Securities Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing, as the case may be, Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.

2